Table of Contents

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2006
Famous Dave’s of America, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	(Address of principal executive offices)	(Zip Code)

	12701 Whitewater Drive, Suite 200, Minnetonka, MN (952) 294-1300 (Registrant’s telephone number, including area code)	55343
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

Item 1.01	Entry into a Material Definitive Agreement.
          On July 31, 2006, Famous Dave’s of America, Inc. (the “Company”) and its subsidiaries (collectively with the Company as the “Borrower”) entered into an amendment and restatement of an existing Credit Agreement with Wells Fargo Bank, National Association, as administrative agent and lender (the “Lender”). The Credit Agreement, which amended and restated an agreement previously entered into by the Company on January 28, 2005, increases the Company’s existing revolving credit facility from $10.0 million to $20.0 million (the “Facility”). Principal amounts outstanding under the Facility will bear interest either at an adjusted Eurodollar rate plus an applicable margin or at a Base Rate plus an applicable margin. The Base Rate is defined in the agreement as either the Federal Funds Rate plus 0.5% or Wells Fargo’s prime rate. The applicable margin will depend on the Company’s Adjusted Leverage Ratio, as defined, at the time of the interest calculation and will range from 1.75% to 2.50% for Euro Dollar Rate Loans and from -0.25% to +0.50% for Base Rate loans. Unused portions of the Facility will be subject to an unused Facility fee equal to either 0.375% or 0.25% of the unused portion, depending on the Company’s Adjusted Leverage Ratio.
          The Company expects to use any borrowings under the Credit Agreement for general working capital purposes, as well as the repurchase of shares under the Company’s share repurchase authorization. Under the Facility, the Borrower has granted the Lender a security interest in all current and future personal property of the Borrower.
          The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Borrowers with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates of the Borrowers, among others. The Credit Agreement also includes financial covenants.

Item 2.02	Results of Operations and Financial Condition.
          The information in this Item is furnished to, but not filed with, the Securities and Exchange Commission (the “Commission”) solely under Item 2.02 of Form 8-K, “Results of Operations and Financial Condition.”
          On August 2, 2006, we issued a press release reporting the financial results for our second quarter ended July 2, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06	Material Impairments.
          On July 28, 2006, the Company closed one of its underperforming Company-owned restaurants. Upon closing this restaurant, the Company concluded that an impairment charge of approximately $503,000 would be recorded in the second quarter of 2006, reflecting the write-down of asset values related to the closed restaurant. None of this charge will be cash. The impairment is not expected to result in or require any further significant cash expenditures. The Company subleases the real property on which the closed restaurant is located under a lease that expires in November of 2010. Aggregate future lease commitments, including lease obligations, common area maintenance and real estate taxes during the remaining term are approximately $689,000. The Company is currently evaluating its options with respect to the location.

Item 9.01	Financial Statements and Exhibits.
          (c)   Exhibits
10.1 Amended and Restated Credit Agreement dated July 31, 2006
99.1 Famous Dave’s of America, Inc. Press Release dated August 2, 2006
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Famous Dave’s of America, Inc.
Date: August 2, 2006	By:	/s/ Diana G. Purcel
		Name:	Diana G. Purcel
		Title:	Chief Financial Officer and Secretary